Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-279396 and 333-292583) and Form S-8 (Nos. 333-265639 and 333-288288) of SmartStop Self Storage REIT, Inc. of our reports dated February 27, 2026, relating to the consolidated financial statements and schedule and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Costa Mesa, California

February 27, 2026